EXHIBIT 2














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                            STOCK PURCHASE AGREEMENT

                                     between

                         REUBEN AND SHULAMIT ROGATINSKY,
                          as Tenants by the Entireties,

                                   as Seller,

                                       and

                            PRINTONTHENET.COM, INC.,

                                  as Purchaser




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                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT (this "Agreement") dated as of December 30, 1999, between and among PrintOnTheNet.com, Inc., a Delaware corporation ("Buyer" or "Purchaser") and Reuben and Shulamit Rogatinsky, as Tenants by the Entireties ("Seller").

                                    RECITALS:

         A. Seller owns 1000 shares of common stock, par value $1.00 per share (the "Common Stock") of PRINTAMERICA INTERACTIVE, INC. (the "Corporation"), representing 100% of the outstanding capital stock of the Corporation.

         B. Seller wishes to sell to Purchaser, and Purchaser wishes to buy from Seller, the Common Stock of the Corporation subject to the terms and conditions set forth herein.

         NOW THEREFORE, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms have the following meanings:

         1.1 "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         1.2 "Assets" means all of the properties and assets, unless specifically excluded by this Agreement, used or intended to be used or required by the Corporation and each Subsidiary in the conduct of the Corporation's or a Subsidiary's business and which are material and, with respect to contract rights, is a party to and enjoys the benefits of all material contracts and agreements used and/or intended to be used by the Corporation or Subsidiary or required in or relating to the conduct of the Corporation's business, including without limitation all:

                  (a) the furniture, fixtures and equipment;

                  (b) the Marks and other Intellectual Property;

                  (c) all of Seller's rights and interests in the Material Contracts;

                  (d) copies of the Books and Records;

                  (e) all of Seller's telephone, and fax numbers, e-mail addresses and website addresses, used exclusively in connection with the Corporation; and

                  (f) all goodwill associated with the Corporation.

         1.3 "Bankruptcy" means (a) an adjudication of bankruptcy under the U.S. Bankruptcy Reform Act of 1978, as amended, or any successor statute, (b) the specified Person stops payment of, is deemed unable or otherwise admits inability to pay its debts or becomes or is deemed to be insolvent, (c) an assignment for the benefit of creditors, (d) the filing of a voluntary petition in bankruptcy or reorganization or the passing of a resolution for voluntary liquidation, reconstruction or winding up (other than for the purpose of a


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solvent merger or reorganization), or (g) the failure to vacate the appointment of a receiver, trustee, provisional liquidator or administrative receiver for any part or all of the assets or property of a party within 60 days from the date of such appointment.

         1.4 "Books and Records" means all books, records, bank statements, budgets, financial statements, correspondence, computer programs, software developments, trade secrets, customer lists, supplier lists, site plans, surveys, plans and specifications, marketing materials, floor plans, tax assessment records, billing and collection records and all other intangible personal property of Seller which primarily relates to the Corporation or the Assets.

         1.5 "Business" means the business and Assets of the Corporation.

         1.6 "Business Day" means any day that is not a Saturday or a Sunday and on which banks are open for the conduct of normal banking business in the city of Miami, Florida.

         1.7 RESERVED.

         1.8 "Control" "Controlling" "Controlled By" or "Under Common Control With" all mean that with respect to the relationship among two or more Persons, the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         1.9 "Employee Benefit Plan" means any: (a) non-qualified deferred compensation or retirement plan which is an Employee Pension Benefit Plan; (b) qualified deferred contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) qualified benefit retirement plan or arrangement which is an Employee Pension Benefit Plan; or (d) Employee Welfare Benefit Plan.

         1.10 "Employee Pension Benefit Plan" shall have the meaning set forth in Section 3(2) of ERISA.

         1.11 "Employee Welfare Benefit Plan" shall have the meaning set forth in Section 3(1) of ERISA.

         1.12 "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and Tax liens), charge, encumbrance, adverse claim, option, preferential arrangement or restriction of any kinds, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         1.13 "Environmental Laws" means any foreign, federal, state or local statute, code, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, writ, judicial decision, common law rule, decree, agency interpretation, injunction or other authorization or requirement whenever promulgated, issued, or modified, including the requirement to register underground storage tanks, relating to:

                  (a) emissions, discharges, spills, releases or threatened releases of pollutants, contaminants, Hazardous Substances (as hereinafter defined), materials containing Hazardous Substances, or hazardous or toxic materials or wastes into ambient air, surface


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water, groundwater, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land;

                  (b) the use, treatment, storage, disposal, handling, manufacturing, transportation, or shipment of Hazardous Substances, materials containing Hazardous Substances or Hazardous and/or toxic wastes, material, products or by-products (or of equipment or apparatus containing Hazardous Substances) as defined in or regulated under the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. ss. 9601 et seq., and/or the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., each as amended from time to time; or

                  (c) otherwise relating to pollution or the protection of human health or the environment.

         1.14 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.15 "Governmental Authority" means any federal, state or local, or foreign government, governmental, regulatory or administrative authority (or subdivision thereof) and any agency or commission or any court, tribunal or judicial or arbitral body that has jurisdiction over the Business, the Seller or the Assets.

         1.16 "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         1.17 "Intellectual Property" means (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (c) national and multinational statutory invention registrations, patents, patent registrations and patent applications (including reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each registrations, patent or application; (d) trademarks, service marks, trade dress, logos, trade names and corporate and partnership names, whether or not registered, including all common law rights and registrations and application for registration thereof; (e) trade secrets and confidential, technical and business information, (f) copies and all tangible embodiments of all of the foregoing, in whatever form or medium; (g) all rights to sue or recover and retain damages and costs and attorneys' fees for present and past in infringement of any of the foregoing; and (h) all goodwill associated with the foregoing.

         1.18 "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law issued by any Governmental Authority.

         1.19 "Marks" means all trademarks, service marks and trade names of the Corporation, including without limitation, Denny's Printing Company.


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         1.20 "Material Contract" means any contracts entered into by the
Corporation relating to the business or the Assets and listed on Schedule 1.19 attached hereto.

         1.21 "Person" means any individual, partnership, firm, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended,

         1.22 "Tax" or "Taxes" means any and all taxes, stamp duties, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

         1.23 "Seller's Stock" means 1000 shares of common stock, par value $1.00 per share of PRINTAMERICA INTERACTIVE, INC., representing 100% of the outstanding capital stock of the Corporation.

         1.24 "Buyer's Stock" means Buyer's Rule 144 common stock, par value $.001 per share, currently trading as POTN - OTC:BB, subject to the restrictions, representations and confirmations contained herein. With respect to the Stock, the Seller(s) shall be referred to as "Shareholder."

                                   ARTICLE II
                                PURCHASE AND SALE

         2.1 Closing. The closing of the purchase and sale of the Seller's Stock (the "Closing") shall take place at the offices of Reimer & Rosenthal, LLP, 3801 Hollywood Blvd., Suite 350, Hollywood, Florida 33021, on the date set forth above

         2.2 Purchase and Sale of Seller's Stock. Based upon the representations and warranties, set forth herein, Buyer shall, at Closing, purchase from Seller, and Seller shall sell to Buyer, the Seller's Stock. In consideration of and in full payment for the Seller's Stock, Buyer shall, at Closing, deliver to Seller a total of 1,000,000 shares of the Buyer's Stock.



                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

         As of the date hereof, Seller hereby represents and warrants to Purchaser as follows:

         3.1 Organization, Qualification, Etc. of the Corporation. The Corporation is a duly organized and validly existing corporation under the Laws of the State of Florida and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been, and is currently and is anticipated to be conducted. The Corporation is duly licensed or qualified to do business


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and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing does not have, or could not reasonably be expected to have, a material adverse effect. All material corporate actions taken by the Corporation have been duly authorized and the Corporation has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Articles of Incorporation or Bylaws (collectively, the "Articles of Incorporation"). True and correct copies of the Corporation' (a) Articles of Incorporation, as amended and restated through the date hereof and (b) resolutions of the members and the Board of Directors adopted prior to the date hereof heretofore have been delivered to Purchaser and all of such resolutions remain in full force and effect in the form delivered to Purchaser.

         3.2 Capitalization of the Business. The entire authorized capital stock of the Corporation consists solely of 1000 shares of Common Stock, of which 1000 shares are issued and outstanding. Except for this Agreement, there exists no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Corporation to issue, sell, or otherwise cause to become outstanding any of its capital stock or any other securities of the Corporation. The Corporation is not a partner or joint venturer in any enterprise, and has no subsidiaries.

         3.3 The Common Stock. Seller represents that they hold of record and own beneficial interest in the Common Stock identified herein as tenants by the entireties. The Common Stock is duly authorized and validly issued, fully paid, non-assessable, with all documentary stamps and taxes of any kind paid, and free and clear of all Encumbrances. There are no voting trusts, proxies, shareholder agreements or similar contracts or understandings in effect relating to the Common Stock.

         3.4 Title to the Assets.

         Except as otherwise indicated herein, the Corporation has good tittle to or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances or defaults. All the Assets are in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are used and intended.

         3.5 Authority of Seller. Seller has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be subject to: (a) Bankruptcy or other similar laws now or hereafter in effect relating to creditors' rights generally; and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         3.6 No Conflict. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or violate any Law or Governmental Order applicable to Seller or the Corporation, which violation or conflict would, individually or in the aggregate, have a material adverse effect on Seller, the Corporation, the Business, or on the transactions contemplated hereby; or (b) conflict with, result in any breach of, constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or


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cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Seller or the Corporation or the Business pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument, agreement or arrangement to which the Corporation or the Seller is a party or by which any of such assets or properties is bound or affected which conflict or violation would, individually or in the aggregate, have a material adverse effect on the Business, the ability of Seller to consummate the transactions contemplated hereby or the Corporation.

         3.6 Consents and Approvals. Except as set forth on Schedule 3.6, the execution, delivery and performance of this Agreement by Seller do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority or any third party.

         3.7 Financial Information. Seller has delivered to Purchaser (a) audited balance sheets of the Corporation as at December 31, 1997 and December 31, 1998 (collectively, the "Balance Sheet"), and the related statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, including in each case the notes thereto, together with a report thereon of Esteban Brown CPA, PA, independent certified public accountants, (b) an unaudited balance sheet of the Corporation as at September 30, 1999 (the "Interim Balance Sheet") and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the nine months then ended, including in each case the notes thereto, which have been reviewed by an independent certified public accountant. Such financial statements and notes accurately represent the transactions appearing on the books and records of the Corporation and fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Corporation as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject in the case of interim financial statements, to (i) normal recurring year-end adjustments the effect of which will not, individually or in the aggregate be materially adverse, and (ii) the absence of notes. These financial statements reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any other Person are required by GAAP to be included in the financial statements of the Corporation.


         3.8 Litigation. There are no actions, disputes or claims being brought, pending or threatened by or against Seller, the Business or the Corporation, or any of Corporation's directors, officers, employees or agents, or affecting any of the Business or the Assets which, if adversely determined, could reasonably be expected to have a material adverse effect on the Business or Assets of the Corporation or could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Neither the Corporation nor the Assets are subject to any Law or Governmental Order which has or could reasonably be expected to have a material adverse effect on the Business.

         3.9 Conduct of Business in the Ordinary Course. Seller has conducted the Corporation's business only in the ordinary course and consistent with past practice. Since initiation of discussions between Seller and Purchaser, the Corporation has not sold, transferred, or otherwise disposed of or encumbered any Asset, Real Property, or Intellectual Property, except in the ordinary course of conducting and consistent with past practice of the Corporation.


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         3.10 Compliance with Laws. Seller has conducted and continues to conduct the Business in all material respects in accordance with all Laws and all Governmental Orders entered by or with any Governmental Authorities, and the Business is in compliance with all such Laws or Governmental Orders.

         3.11 Environmental Compliance. The Corporation is, and at all times has been, in compliance with all applicable Environmental Laws.

         3.12 Contracts. All Material Contracts are listed on Schedule 3.12 hereto and a copy of each has heretofore been delivered to Buyer. Each Material
Contract: (i) is valid and binding on the respective parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated hereby shall continue in full force and effect without penalty or other adverse consequence. The Corporation is not, and to Seller's knowledge, no other party to any Material Contract is, in breach of or default under any Material Contract, which breach of default would have a material adverse effect on the Corporation.

         3.13 Intellectual Property. The Corporation has full ownership of, and the right to use, the Intellectual Property. Schedule 3.13 lists all Intellectual Property owned or used by the Corporation in its business, and to Seller's knowledge, no third party is infringing the Intellectual Property. The Corporation is not infringing and has not infringed Intellectual Property belonging to any other Person.

         3.14 Employment Matters.

                  (a) Payroll. Schedule 3.14 attached hereto correctly sets forth: (a) the name of each person employed by the Corporation (each, an "Employee"); (b) each Employee's salary rate and contractual bonus, as well as the amount of any pension or profit sharing plan contributions; and (c) the terms of any health insurance plan provided to Employees. The Corporation has paid all Employee's wages owed to the such Employees up to and including the Closing Date.

                  (b) Employee Benefits. The Corporation does not maintain Employee Benefit Plans for Employees.

                  (c) Collective Bargaining Agreements. None of the Corporation's employees are subject to any collective bargaining or union agreement.

                  (d) The consummation of the transactions contemplated by this Agreement will not result in the acceleration, vesting or payment of any compensation, bonus or benefit.


         3.15     Real Property.

                  (a) Property. The Corporation is a tenant at the real property identified in Schedule 3.15(a) pursuant to written lease agreement(s).located at

                  (b) Compliance. The real property comprises all the real property used or occupied by the business. There is no violation of any Law (including, without limitation, any building, planning, zoning law or environmental law) or any covenants, stipulations or conditions relating to any of the real property and the Corporation is in peaceful and undisturbed possession of the Real Property. There are no contractual or legal restrictions that preclude or restrict in any material manner the ability to use any of the real property in the manner in which


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it is currently being used and the real property has all rights and casements reasonably necessary for their use and enjoyment for the purposes of the business. The Corporation is not leasing or subleasing and has not leased or sublet any parcel or any portion of any parcel real property to any other Person, nor has the Corporation assigned its interest under any lease or sublease for any leased real property to any third party. There are no outstanding material disputes with any Person relating to the real property or its use and no notices have been given or received by the Corporation which would adversely affect the use and enjoyment of the real property.

         3.16 Taxes.

                  (a) Except as disclosed on Schedule 3.16: (i) all returns and reports in respect of all Taxes required to be filed with respect to Seller or the Corporation have been timely filed; (ii) all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (iii) all such returns and reports are true, correct and complete; (iv) no adjustment relating to such returns has been proposed by any tax authority and no basis exists for any such adjustment; (v) there are no pending or threatened actions or proceedings for the assessment or collection of Taxes against Seller or the Corporation; (vi) there are no Encumbrances on any Assets; (vii) neither the Seller nor the Corporation has been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired; and (viii) all Taxes required to be withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority.

                  (b) There are (i) no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Corporation may be subject; (ii) no proposed reassessments of any property owned by the Corporation or other proposals that could increase the amount of any Tax to which the Corporation would be subject; and (iii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Corporation.

                  (c) Seller has delivered to Purchaser correct and complete copies of all federal, state and foreign income, franchise and similar tax returns, and correct and complete summaries of all examination reports, and statements of deficiencies assessed against or agreed to by the Corporation.

         3.17 Brokers. Except as disclosed in Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon an arrangement made by or on behalf of the Seller.

         3.18 Full Disclosure. No representation or warranty with respect to Seller or the Business contained in this Agreement and no statement regarding any financial or operating data or certificate furnished to Purchaser pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

         3.19 Investment Intent. Seller is acquiring the Buyer's Stock for its own account and not with a view to its distribution within the meaning of
Section 2.11 of the Securities Act of 1933, as amended. Seller confirms that Buyer has made available to Seller and its representatives and agents the opportunity to ask questions of the officers and management employees of Buyer

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and to acquire such additional information about the business and financial condition of Buyer as Seller as requested, and all such information has been received.

         3.20 Accounts Receivable. Each of the accounts receivable of the Corporation that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Corporation as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or Interim Balance Sheet or on the accounting records of the Corporation as of the Closing Date (which reserves are adequate and calculated consistent with past practice.)
Schedule 3.20 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable. No account debtor has asserted any right to the setoff, deduction or defense with respect thereto.

         3.21 Inventory. All inventory of the Corporation, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or Interim Balance Sheet or on the accounting records of the Corporation as of the Closing Date, as the case may be.

         3.22 No Undisclosed Liabilities. Except as set forth on Schedule 3.22, the Corporation has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for liabilities and obligations reflected or reserved against in the Balance Sheet or Interim Balance Sheet and current liabilities incurred in the ordinary course of business since the respective dates thereof.

         3.23 Insurance. Seller has delivered to Buyer true and complete copies of all insurance policies relating to the Assets or Business of the Corporation which policies are listed on Schedule 3.23 hereto. All policies are (i) valid, outstanding and enforceable, (ii) issued by an insurer that is financially sound and reputable, (iii) taken together, provide adequate insurance coverage for the Assets and operations of the Corporation, and (iv) will continue in full force and effect following the consummation of the transactions provided for herein.

         3.24 No Material Adverse Change. Since the date of the Interim Balance Sheet, there has not been any material adverse change in the Business, operations, properties, prospects, assets, or financial condition of the Corporation, and no event has occurred or circumstance exists that may result in such a material adverse change.

         3.25 Bank Accounts and Deposit Boxes. Listed in Schedule 3.25 are the names and addresses of all banks or financial institutions in which the Corporation has an account, deposit or safety deposit box with the names of all persons authorized to draw on these accounts or deposits or to have access to the boxes.

         3.26 Records. The books of account, minute books, stock record books and other records of the Corporation are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls, and there have been no transactions involving the Business which properly should have been set forth therein and which have not been accurately so set forth. The minute books of the Corporation contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors and committees thereof, and no meeting of any such stockholders, directors or committees has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Corporation.

         3.27 Transactions With Certain Persons. The Corporation, on the one hand, and the Seller, on the other, do not owe any amount to the other or have any contract with or commitment to the other except as reflected on the Corporation's financial statements. The Corporation has not made distributions or other intra company transfers to the Seller or any Affiliate of the Seller subsequent to the date of the Corporation's Interim Balance Sheet.



                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As of the date hereof, Purchaser hereby represents and warrants to Seller as follows:

         4.1 Organization, Qualification, Etc. of Purchaser. Purchaser is a duly registered, incorporated and validly existing corporation under the Laws of Delaware.

         4.2 Authority of Purchaser. Purchaser has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by Seller) constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be subject to (a) Bankruptcy or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         4.3 No Conflict. Assuming the obtaining of all the consents and approvals referred to in Section 4.4, the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby do not and will not (a) violate, conflict with or result in the breach of any provision of Purchaser's Articles of Incorporation or Bylaws (collectively, the "Articles of Incorporation"), (b) conflict with or violate any Law or Governmental Order applicable to Purchaser, which violation or conflict could, individually or in the aggregate, have a material adverse effect on Purchaser, or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument, agreement or arrangement to which Purchaser is a party or by which any of such assets or properties are bound or affected which could reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby.

         4.4 Consents and Approvals. Except as disclosed on Schedule 4.4, the execution, delivery and performance of this Agreement by Purchaser do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority or any third party.

         4.5 Litigation. No claims or proceedings are pending or, to the knowledge of Purchaser, threatened by or against Purchaser (or, to Purchaser's knowledge, any of its directors, officers, employees or agents) which, if adversely determined, could reasonably be expected to have a material adverse effect or could reasonably be expected to affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.
         4.6 Full Disclosure. No representation or warranty of Purchaser contained in this Agreement and no written statement contained in any financial or operating data or certificate furnished or to be furnished to Seller pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         4.7 Investment Intent. Buyer is acquiring the Common Stock for its own account and not with a view to its distribution within the meaning of Section
2.11 of the Securities Act of 1933, as amended. Buyer confirms that Seller has made available to Buyer and its representatives and agents the opportunity to ask questions of the officers and management employees of the Corporation and to acquire such additional information about the business and financial condition of the Corporation as Buyer as requested, and all such information has been received.




                                    ARTICLE V
                                   DELIVERIES

         5.1 Deliveries by Seller. On or prior to the Closing, Seller shall execute or cause to be executed and deliver or cause to be delivered to Buyer the following documents, certificates and agreements:

                  (a) Certificates. Certificates representing the Common Stock, together with stock transfer forms (if any) duly executed to effect the transfer of the Seller's Stock to Purchaser on the Books and Records of the Corporation.

                  (b) Required Consents. Each of the consents enumerated on
Schedule 5.1(b).


         5.2 Deliveries by Buyer. On or prior to the Closing, Buyer shall execute or cause to be executed and deliver or cause to be delivered to Seller the following documents, certificates and agreements:

                  (a) Certificates. Certificates representing the Buyer's Stock, together with stock transfer forms (if any) duly executed to effect the transfer of 1,000,000 shares of the Buyer's Stock on the Books and Records of the Buyer.

                                   ARTICLE VI
                                 INDEMNIFICATION

         6.1 Survival. All representations and warranties contained herein and made in writing by or on behalf of the parties hereto in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing, without limitation as to time.

         6.2 Purchaser's Right to Indemnification. Subject to the provisions of this Article VI and in addition to any other rights and remedies available to Purchaser under applicable law, Seller shall indemnify and hold harmless Purchaser and any of its officers, directors, shareholders, employees, agents, representatives, attorneys, successors, predecessors and assigns from and against any and all losses, obligations, liabilities, damages, claims, deficiencies, costs and expenses (including, but not limited to, the amount of any settlement entered into pursuant hereto and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter)(collectively "Claims"), which may be asserted against or sustained or incurred by Purchaser in connection with, arising out of, or relating to (i)any breach of any, or any false, incorrect or misleading, representation or warranty that is made by Seller herein or in any Exhibit, Schedule, certificate or other document delivered to Purchaser by Seller with respect to Seller in connection with this Agreement or (ii) any breach of any agreements and covenants made by Purchaser herein or in any Exhibit, Schedule, certificate or other document delivered to Seller by or on behalf of Purchaser in connection with this Agreement.

         6.3 Seller's Right to Indemnification. Subject to the provisions of this Article VI and in addition to any other rights and remedies that may be available to Seller under applicable law, Purchaser shall indemnify and hold harmless Seller and its successors, predecessors and assigns from and against Claims which may be asserted against or sustained or incurred by Seller in connection with, arising out of, or relating to: (i) any breach of any, or any false, incorrect or misleading, representation or warranty that is made by Purchaser herein or in any Exhibit, Schedule, certificate or other document delivered to Seller by or on behalf of Purchaser in connection with this Agreement or (ii) any breach of any agreements and covenants made by Purchaser herein or in any Exhibit, Schedule, certificate or other document delivered to Seller by or on behalf of Purchaser in connection with this Agreement.

         6.4 Procedure for Claims.

                  (a) Notice of Claim. Promptly, but in any event within 30 days after obtaining knowledge of any claim or demand which may give rise to, or could reasonably give rise to, a claim for indemnification hereunder (any such claim an "Indemnification Claim"), the party or parties entitled to indemnification hereunder (the "Indemnified Party") shall give written notice to the party or parties subject to indemnification obligations therefor (the "Indemnifying Party") of such Indemnification Claim (a "Notice of Claim"). A Notice of Claim shall be given with respect to all Indemnification Claims. However, the failure to timely give a Notice of Claim to the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party hereunder to the extent that the Indemnifying Party is not prejudiced by such failure. The Notice of Claim shall set forth the amount (or a reasonable estimate) of the loss, damage or expense suffered, or which may be suffered, by the Indemnified Party as a result of such Indemnification Claim and a brief description of the facts giving rise to such Indemnification Claim. The Indemnified Party shall furnish to the Indemnifying Party such information (in reasonable detail) as the Indemnified Party may have with respect to such Indemnification Claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).

                  (b) Third Party Claims.

                           (i) If the claim or demand set forth in the Notice of
Claim is a claim or demand asserted by a third party (a "Third Party Claim"), the Indemnifying Party shall have 15 days (or such shorter period if an answer or other response or filing with respect to the pleadings served by the third party is required prior to the 15th day) after the date of receipt by the Indemnifying Party of the Notice of Claim (the "Notice Date") to notify the Indemnified Party in writing of the election by the Indemnifying Party to defend the Third Party Claim on behalf of the Indemnified Party.

                           (ii) If the Indemnifying Party elects to defend a
Third Party Claim on behalf of the Indemnified Party, the Indemnified party shall make available to the Indemnifying Party and its agents and representatives all records and other materials in its possession which are reasonably required in the defense of the Third Party Claim and the Indemnifying Party shall pay any expenses payable in connection with the defense of the Third Party Claim as they are incurred (whether incurred by the Indemnified Party or Indemnifying Party).

                           (iii) In no event may the Indemnifying Party settle
or compromise any Third Party Claim without the Indemnified Party's consent, which shall not be unreasonably withheld.

                           (iv) If the Indemnifying Party elects to defend a
Third Party Claim, the Indemnified Party shall have the right to participate in the defense of the Third Party Claim, at the Indemnified Party's expense (and without the right to indemnification for such expense under this Agreement). However, the reasonable fees and expenses of counsel retained by the Indemnified Party shall be at the expense of the Indemnifying Party if (a) the use of the counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest; (b) the parties to such proceeding include both the Indemnified Party and the Indemnifying Party and there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party; (c) within 10 days after being advised by the Indemnifying Party of the identity of counsel to be retained to represent the Indemnified Party, the Indemnified Party shall have objected to the retention of such counsel for valid reasons (which shall be stated in a written notice to Indemnifying Party), and the Indemnifying Party shall not have retained different counsel reasonably satisfactory to the Indemnified Party; or (d) the Indemnifying Party shall authorize the Indemnified Party to retain separate counsel at the expense of the Indemnifying Party.

                           (v) If the Indemnifying Party does not elect to
defend a Third Party Claim, or does not defend a Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the sole and exclusive expense of the Indemnifying Party, to defend such Third Party Claim.

                           (vi) To the extent that an Indemnified Party recovers
on a Third Party Claim, the amount of such recovery (after deduction of all costs and expenses incurred in connection with such Third Party Claim) shall reduce, dollar-for-dollar, the indemnification obligation otherwise owing by the Indemnifying Party.

                  (c) Cooperation in Defense. The Indemnified Party shall cooperate with the Indemnifying Party in the defense of a Third Party Claim. Subject to the foregoing, (i) the

Indemnified Party shall not have any obligation to participate in the defense of or to defend any Third Party Claim and (ii) the Indemnified Party's defense of or its participation in the defense of any Third Party Claim shall not in any way diminish or lessen its right to indemnification as provided in this Agreement.



                                   ARTICLE VII
                               GENERAL PROVISIONS

         7.1 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         7.2 Notices All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made) upon the earliest to occur of
(a) receipt, if made by personal service, (b)three days after dispatch, if made by reputable overnight courier service, (c) upon the delivering party's receipt of a written confirmation of a transmission made by cable, by telecopy, by telegram, or telex or (d) seven days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.2):

                  (a)     if to Purchaser:   PrintOnTheNet.com, Inc.
                                             7700 NW 37th Avenue
                                             Miami, FL 33147
                                             Telephone: (305) 691-2800
                                             Facsimile: (305) 836-9231
                                             Attention:  Benjamin Rogatinsky



                  (b)     if to Seller:      Reuben and Shulamit Rogatinsky

                                             ------------------------------
                                             ------------------------------

         7.3 Interpretation. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Each party has had the opportunity to review and participate in the drafting of this Agreement and no term or provision of this Agreement shall be construed narrowly or strictly against the party that was responsible for the drafting of this Agreement or such term or provision.

         7.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

         7.5 Entire Agreement. Except as otherwise identified herein, this Agreement, including all of the Exhibits and Schedules attached hereto which are incorporated herein by this reference constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Seller and Purchaser with respect to the subject matter hereof and thereof.

         7.6 Assignment. This Agreement and the rights and duties hereunder may not be assigned or assumed by operation of law or otherwise (other than an assignment by Purchaser to an Affiliate of Purchaser) without the express prior written consent of the other parties, as applicable).

         7.7 Amendment; Waiver. This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each party hereto. Each party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other parties contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by all of the other parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

         7.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida (without regard to its principals regarding conflicts of law).

         7.9 Choice of Forum. All actions or proceedings initiated by any party hereto and arising directly or indirectly out of this Agreement which are brought to judicial proceedings shall be litigated in Dade County Circuit Court.

         7.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         7.11 Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief which it may be entitled.

         7.12 Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above.

PrintOnTheNet.com, Inc.                 Reuben Rogatinsky and Shulamit


By:__________________________           --------------------------
                                        Reuben Rogatinsky
Name:________________________
                                        --------------------------
                                        Shulamit Rogatinsky
Title:_______________________